UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 21, 2009

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-51349	77-0462930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3230 Scott Boulevard

Santa Clara, CA 95054

(Address of principal executive offices, including zip code)

(408) 737-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

Approval of Modification to Targeted Annual Cash Bonus Methodology

On July 21, 2009 the board of directors (the “Board”) of Advanced Analogic Technologies Incorporated (the “Company”), acting upon the recommendation of the compensation committee of the Board, approved a modification to the methodology for the payment of discretionary targeted annual cash bonuses for the Company’s executive officers with respect to services performed in fiscal year 2009. The modified payout methodology contemplates the payment of a percentage of the executive officer’s annual base salary based upon the achievement of specified Company revenue targets. The Board also approved a modification to the payment schedule for such discretionary cash bonuses to the executive officers such that approximately 50% of the bonus earned, if any, would be payable in the third quarter of 2009, based upon Company revenue targets achieved through the second quarter of 2009, and the remainder of the cash bonus earned, if any, would be payable in the first quarter of 2010.

Approval of First Installment of Cash Bonuses

On July 21, 2009, the Board approved the following bonuses for named executive officers based upon the achievement of specified revenue targets in the first half of fiscal year 2009, which bonuses will be paid in the third quarter of 2009:

Named Executive Officer	First 2009 Bonus Amount
Richard K. Williams President, Chief Executive Officer and Chief Technical Officer	$49,000

Brian R. McDonald Chief Financial Officer, Vice President of Worldwide Finance and Secretary	$33,000

Jun-Wei Chen Vice President of Technology	$17,000

Kevin D’Angelo Vice President of Advanced Products and Fellow	$20,000

Allen Lam Vice President of Worldwide Operations	$20,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

/s/ Brian R. McDonald
Brian R. McDonald
Chief Financial Officer, Vice President of Worldwide Finance and Secretary

Date: July 31, 2009